Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of Powerbridge Technologies Co., Ltd. of our report dated June 24, 2020 with respect to the consolidated financial statements of Powerbridge Technologies Co., Ltd. and subsidiaries included in its Annual Report on Form 20-F for the fiscal year ended December 31, 2019, filed with the Securities and Exchange Commission on June 24, 2020. We were dismissed as auditor on October 6, 2020 and, accordingly, we have not performed any audit or review procedures with respect to any financial information appearing in such Registration Statement for the periods after the date of our dismissal. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Friedman LLP

New York, New York

 February 23, 2021